EXHIBIT 10.2

MERCANTILE BANK CORPORATION/MERCANTILE BANK OF MICHIGAN

2016 MERCANTILE BONUS PLAN FOR GENERAL COUNSEL

1.     Purpose of this Plan

The 2016 Mercantile Bonus Plan for General Counsel (this “Plan”) is designed to reflect that the directors of Mercantile Bank Corporation (the “Company”) and Mercantile Bank of Michigan (the “Bank”) believe that the Company’s shareholders are willing to share financially in operating results that exceed certain specific financial metrics.

The purpose of this Plan is to:

•	Promote the growth, profitability and expense control necessary to accomplish corporate strategic long-term plans;

•	Encourage superior results by providing a meaningful incentive; and

•	Support teamwork among employees.

2.     Eligibility

Robert T. Worthington, the General Counsel and Senior Vice President of the Company, who has been designated as a named executive officer of the Company as of May 26, 2016, is the initial participant in this Plan. The following provisions (a) – (d) set forth circumstances where an eligible employee will, or will not, be eligible for a bonus payout, or where an unpaid bonus award will be cancelled:

(a) Except as provided below, an eligible employee must be an active employee as of December 31, 2016 to be eligible to receive a bonus payout.

(b) An eligible employee that is out on medical leave as of December 31, 2016 will be eligible to receive a bonus award.

(c) An eligible employee that is suspended with or without pay or is on final written warning as of December 31, 2016 will not be eligible to receive a bonus award.

(d) If an eligible employee terminates his or her employment with the Bank during 2016, any unpaid bonus award for the eligible employee is cancelled.

Notwithstanding any of the provisions (a), (b), (c) or (d) above, no such provision shall adversely affect the eligibility of Robert T. Worthington for, or right to receive, a pro rata bonus award, if during 2016, his employment terminates under one or more circumstances set forth in Section 10.5 or 10.6 of the Employment Agreement made as of the 19th day of November 2015 between such eligible employee, the Company and the Bank, as amended from time to time (a “Special Termination”).

3.     Bonus Pool, Performance Metrics and Bonus Awards

The maximum amount that will be allocated to the bonus pool under this Plan (the “General Counsel Bonus Pool”) is $37,000, provided, however, that the maximum amount will be appropriately adjusted if (a) a newly hired employee or a current employee becomes the general counsel and is eligible to participate in this Plan, or (b) if the current general counsel becomes ineligible before December 31, 2016.

Payment from the General Counsel Bonus Pool, if any, is based on the achievement of targets under the following 2016 Bonus Metrics:

10%     Net loan growth
10%     Non-performing assets
10%     Commercial loan portfolio composition
10%     Net interest margin
10%     Non-interest income
10%     Efficiency ratio
10%     Core pre-tax income
10%     Return on assets
10%     Return on equity
10%     Wholesale funds

The specific targets for each metric will be established by the Compensation Committee of the Company.

Each individual target must be met or exceeded in order for the percentage associated with that metric to be credited toward payment from the General Counsel Bonus Pool. The accumulated percentage for each individual target attained will be applied to the General Counsel Bonus Pool to determine the total amount of the General Counsel Bonus Pool to be awarded (the “Award Amount”). For example, if the first five factors are attained and the next five factors are not attained, and if the maximum amount is allocated to the General Counsel Bonus Pool, the Award Amount under this Plan would be $37,000 x 50% = $18,500.

The Award Amount will be paid to each eligible employee pro rata based on a uniform percentage of the eligible employee's 2016 salary (not to exceed 20% of the eligible employee's 2016 salary.)

4.     Clawback Provision

Payouts made under this Plan are subject to recovery or clawback, and the employee receiving a payout will be required to promptly return the monies in each of the following circumstances:

●

If it is determined that the employee was engaging in an activity during 2016 that would have resulted in the employee being suspended without pay, placed on final written warning or terminated on or before December 31, 2016.

●

If the payout is based on materially inaccurate financial statements (which includes, but is not limited to statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, including net income.

●

If the payout is required to be returned pursuant to a policy adopted by the Company regarding clawback in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any exchange act rule adopted pursuant to that Act.

In the event that the Company or Bank demands recovery or clawback of any payout, and the employee who received the payout does not promptly return the payout to the Company or the Bank, the employee shall be required to pay to the Company or the Bank, immediately upon demand, all expenses, including reasonable attorneys’ fees, incurred to recover the payout, unless the employee establishes in an appropriate legal proceeding that he or she had no obligation under this Section of this Plan to return the payout. Employees, as a condition to receiving a payout under this Plan, may be required to agree in writing to the terms of this Section.

5.     Timing of Bonus Payouts

Bonus awards that are earned under this Plan will be paid to eligible employees on or before March 15, 2017.

6.     Plan Administration

The Board of Directors of the Company and its Compensation Committee, or if the Board of Directors of the Company so designates, another committee of the Board of Directors of the Bank or the Company (each, an "Administrator") will have the authority to administer and interpret this Plan, and approve or determine the amounts to be distributed under this Plan as bonus awards, in its sole discretion. Any interpretation or construction of this Plan or approval or determination of bonus awards by an Administrator will be final and binding on the Company, the Bank and their respective subsidiaries, all employees and past employees of any of them, their heirs, successors and assigns. No member of the Board of Directors of the Bank or the Company, or any of their affiliates, or any committee of the Board of Directors of the Bank, the Company, or any affiliate, will be liable for any action or determination made in good faith regarding this Plan or any bonus award.

7.     No Right to Employment

This Plan does not give any employee any right to continued employment, or limit in any way the right of the Bank or any affiliated company to terminate his or her employment at any time.

8.     Withholding of Taxes

The Bank and any affiliated company will have the right to deduct from any payment to be made pursuant to this Plan any Federal, state or local taxes required by law to be withheld. It contemplated that substantially all payments that are made under this Plan will be made by the Bank or one of its subsidiaries, and not by the Company.

9.     Amendment of this Plan

This Plan may be amended from time to time by the Compensation Committee of the Company, without the consent of any employee or past employee, (a) to the extent required to comply with applicable law; (b) to make reasonable adjustments for any acquisition or sale of a business or branch, merger, reorganization, or restructuring, change in accounting principles or their application, or special charges or extraordinary items, that materially affect the Company or any of its consolidated subsidiaries; (c) to make any changes that do not materially and adversely affect the bonus award payable to any eligible employee; (d) to expand the employees who are eligible to receive a bonus from the amounts available for bonuses under this Plan; or (e) to make any other changes that the Compensation Committee of the Company, in its sole discretion, deems appropriate, even if such changes materially and adversely affect, or eliminate, the bonus award payable to any employee or past employee.

10.     Governing Law

The validity, construction and interpretation of this Plan will be determined in accordance with the laws of the State of Michigan.

11.     Effective Date

This Plan was approved by the Boards of Directors of the Company and the Bank on June 9, 2016. This Plan is effective as of January 1, 2016.